Exhibit 10.4

BRISTOW GROUP INC.

FY 2014 ANNUAL INCENTIVE COMPENSATION PLAN

Plan Provisions

June 6, 2013

PURPOSE

To provide certain designated officers and employees the opportunity to share in the improved performance of Bristow Group Inc. (the “Company”) by achieving specific Corporate and Business Unit financial and safety goals and key individual objectives.

Participants will be required to uphold and certify their compliance with the Company’s legal and ethical standards as described in the Company’s Code of Business Integrity (the “Code”) and the policies that support the Code; and shall use the Company’s statement of Core Values and the Leadership Charter as guidelines for the conduct of business and working relationships.

ELIGIBILITY

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Certain designated officers and employees of the Company and participating affiliates may be eligible to participate in the Company’s Annual Incentive Compensation Plan (the “Plan”). In order to be eligible to participate in the Plan, an officer or employee must first be actively employed in a bonus eligible position for a minimum of three months. Additionally, prospective Plan participants must be recommended to and approved by the CEO, except for the Company’s executive officers who must be recommended to and approved by the Compensation Committee in order to participate in the Plan.

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Employees who are approved for participation in the Plan and employed by the Company after the commencement of the Plan year will be eligible to participate in the Plan on a pro-rata basis for such Plan year. Employees who were already Plan participants at the beginning of the Plan year, but whose reporting line has changed from Business Unit to Corporate, Corporate to Business Unit or between Business Units during the Plan year will be subject to the applicable KPIs and receive resulting compensation on a pro-rata basis for such Plan year.

KEY PERFORMANCE INDICATORS (KPIs) AND WEIGHTS

•	KPIs are selected and weighted to give emphasis to performance for which Plan participants have the most direct control. KPIs may vary among Plan participants and may change from year to year.

•	The Compensation Committee must approve the KPIs, weights and targets as well as any changes thereto.

•	The BSI target for all Plan participants is measured at the consolidated Corporate level.

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There are separate BAIR targets for Plan participants in the Business Unit, Bristow Academy and Corporate. For Business Unit participants, the target will be compared against consolidated operations performance. For Bristow Academy participants, the target will be compared against Bristow Academy performance. Finally, for Corporate participants, the target will be compared against consolidated Corporate performance.

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For the financial KPI, the BVA target for Corporate participants will be compared against improvement in consolidated Corporate BVA. The target for Business Unit level participants will be compared against both improvement in Corporate BVA (weighted 75%) and improvement in Business Unit BVA (weighted 25%).

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Each Plan participant will have a discretionary “individual performance” component, and will be evaluated based on specific individual objectives (scorecard) and an overall performance evaluation of their contribution to the organization as well as the performance of the relevant Business Unit, Bristow Academy, or Corporate, as applicable.

•	The performance measures and their weightings for all Plan participants in fiscal year 2014 will be BVA (50%), BSI (12.5%), BAIR (12.5%) and Individual Performance (25%).

•	Each Plan participant will receive an individual Incentive Award Determination Worksheet that contains his or her specific incentive award opportunity, KPIs and performance goals.

•	Attachment I summarizes the safety KPI targets for fiscal year 2014.

PARTICIPATION LEVELS

Executive officers of the Company will be assigned a specific target participation level set as a percentage of actual annual base salary. Other Plan participants will be assigned a specific target level set as a percentage of actual annual base salary established by management based on salary grade. The target levels for Plan participants in fiscal year 2014 are as follows:

Salary Grade	Target
11	45%
10	45%
9	40%
8	35%
7	30%
6	25%
5	20%
3-4	15%
1-2	10%

KPI DEFINITIONS

The following definitions will determine the calculation of each KPI:

Bristow Aviation Incident Rate (BAIR) – Bristow Aviation Incident Rate (“BAIR”) is a blended measure of Class A and Class B Incidents per 100,000 flight hours. “Class A” incidents are weighted at two times the number of incidents. A “Class A” incident is defined as an “air accident” as defined by the International Civil Aviation Organization’s International Standards and Recommended Practices, and a “Class B” incident is defined as a “serious incident” under those same standards. The portion of any incentive awards hereunder attributable to safety performance as measured by BAIR shall be subject to the Class A incident and fatality qualifiers described below.

Bristow Safety Index (BSI) – Bristow Safety Index (“BSI”) measures the Company’s consolidated total recordable incidents for the fiscal year, meaning the total number of recordable safety incidents per 200,000 man hours with incidents weighted as follows: Lost Work Cases – 1, Recordable Work Cases – 0.6 and Medical Treatment Case – 0.4. The portion of any incentive awards hereunder attributable to safety performance as measured by BSI shall be subject to the fatality qualifier described below.

Bristow Value Added (BVA) – Bristow Value Added (“BVA”) is a financial performance measure customized for the Company to measure Gross Cash Flow (after tax operating cash flow) less a charge for the capital employed which is calculated by multiplying Gross Operating Assets by the Required Return.

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Gross Cash Flow is total revenue, less total operating expense (excluding depreciation and amortization) plus rent expense for the period less taxes, plus (minus) an adjustment for the proportional consolidation of any large strategic equity investment’s gross cash flow (e.g. Lider) and excluding special items, if any.

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Gross Operating Assets is a measure of the gross tangible assets deployed into the business to generate the Company’s Gross Cash Flow. Gross Operating Assets include net working capital (excluding cash), gross property, plant and equipment (including the fleet), other non-current tangible assets, capitalized operating leases and an adjustment for the gain or losses on the sale of aircraft. Gross operating assets will also be adjusted for the proportional consolidation of any large strategic equity investment’s gross operating assets.

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The Required Return for any fiscal year is fixed at 10.5% (2.625% per quarter). The capital charge is calculated quarterly based on the ending balance and the full fiscal year’s capital charge is the sum of the four quarters. The capital charge is defined as Gross Operating Assets times the Required Return.

“Class A” Incident – If during the fiscal year, the Company’s or any of its consolidated affiliate’s air operations results in a “Class A” Incident, the portion of any incentive award hereunder attributable to the safety performance component of BAIR will be zero for the following Plan participants:

•	All Plan participants in Corporate, including each member of the Company’s Senior Management Team, as well as either:

•	All Plan participants in the Bristow Academy, if the “Class A” Incident related to Bristow Academy operations, or

•	All Plan participants in the Business Units (except for the Bristow Academy), if the “Class A” Incident related to operations in any of the Business Units (except for the Bristow Academy).

Fatality – If during the fiscal year, the Company’s or any of its consolidated affiliate’s administrative, ground or air operations results in the fatality of an employee, passenger, bystander or anyone involved in such operations, the portion of any incentive award hereunder attributable to the safety performance components of BAIR and BSI will be zero for the following Plan participants:

•	All Plan participants in Corporate, including each member of the Company’s Senior Management Team, as well as either:

•	All Plan participants in the Bristow Academy, if the fatality related to Bristow Academy operations, or

•	All Plan participants in the Business Units (except for the Bristow Academy), if the fatality related to operations in any of the Business Units (except for the Bristow Academy).

Individual Performance – Individual performance may relate specifically to the individual and/or pre-established Business Unit or Corporate objective goals approved by the Plan participant’s applicable supervisor. Each Plan participant should be evaluated on individual objectives that have been defined and communicated to the Plan participant and an overall performance evaluation of the individual’s contributions during the Plan year. The total pool for all Plan participants as a group for the discretionary component of the annual incentive award is set as a multiple of the “expected” level ranging from 0 to 200% as recommended by the Chief Executive Officer and approved by the Compensation Committee. In cases of extraordinary performance, a Plan participant may receive an amount for individual performance in excess of 200% of such participant’s targeted individual performance amount, provided that in no event shall any participant’s total annual incentive award exceed 250% of such Plan participant’s targeted total annual incentive award.

PERFORMANCE GOALS

•	The minimum, expected and maximum performance levels for each safety performance metric of BSI and BAIR for fiscal year 2014 are set forth in Attachment I.

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The BVA target for fiscal year 2014 is the actual BVA achieved in fiscal year 2013 (as adjusted for new goodwill and intangibles). Achieving this level of performance at both Corporate and the Business Units would imply a BVA multiple of 1.0 times bonus target.

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If BVA improvement is above or below zero, the BVA multiplier will be above or below 1.0 times bonus target. Each Business Unit will be assigned a bonus sensitivity factor each year set at 1% of Gross Operating Assets at the prior year end (Business Units will be 3% of Gross Operating assets at the prior year end). This determines the slope of the curve. If BVA declines by the bonus sensitivity factor, the BVA multiple will drop to 0.0 times bonus target. If BVA increases by the bonus sensitivity factor, the BVA multiple will rise to 2.0 times bonus target. The payoff schedule is a straight line between and around these points.

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The Compensation Committee reserves the right to adjust performance goals and resulting payout multiples for significant acquisitions, divestitures or events that were not contemplated when the performance goals and payout multiples were initially set.

DETERMINING THE ANNUAL INCENTIVE AWARD

•	Once the Plan year has been completed, the Company’s safety and financial performance will be determined.

•	The actual incentive award earned by each Plan participant will be equal to the sum of the incentive awards earned for each KPI, including individual performance.

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The BVA bonus multiple is capped at 3.0 times bonus target and has a floor of 0.0 times bonus target. In a year where the bonus multiple is above the cap or below the floor, it is expected that the benchmark for measuring the following year change in BVA is the BVA that would have resulted in exactly reaching the cap or floor.

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Incentive awards hereunder will be paid as soon as practical after the end of the Plan year and completion and certification of the outside audit of the Company’s financial results. Awards to US taxpayers will be paid no later than 75 days after the end of the applicable fiscal year. All other awards will be paid as soon as administratively feasible, but no later than the end of the month following approval by the Compensation Committee.

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A Plan participant will not receive his/her incentive award until they have signed a certification of compliance under the Code of Business Integrity. The Company may recover the incentive award if it is found that the certification was signed with the knowledge of, or participation in, a prohibited act.

ADMINISTRATION OF PLAN

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The Compensation Committee approves the Plan, with day-to-day responsibility for administration delegated to Company management. The Compensation Committee will interpret the Plan and make appropriate adjustments as necessary. All interpretations made by the Compensation Committee are final.

•	The Compensation Committee will certify the performance results of the Company and the total amount of incentive awards to be paid at the end of the Plan year.

•	The incentive awards for the applicable Plan year will be accrued and charged as an expense to the Company, before determining the financial performance under the Plan.

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Except as provided below, Plan participants whose employment by the Company is terminated for any reason prior to the payment of any incentive award contemplated hereunder will forfeit such award in full.

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Any Plan participant whose employment is terminated without cause, or for reason of death, disability or normal retirement, may be eligible to receive a pro-rated award, subject to the discretion of Company management.

•	The Compensation Committee, in its sole discretion, may make special incentive awards to any individual in order to recognize special performance or contributions.

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This Plan has been adopted pursuant to the Company’s 2007 Long Term Incentive Plan, as amended from time to time, and will be administered by the Compensation Committee in accordance with the provisions thereof.

BRISTOW GROUP INC.

FY 2014 ANNUAL INCENTIVE COMPENSATION PLAN

ATTACHMENT I

SAFETY PERFORMANCE MEASURES

The following performance levels are established for safety KPIs for fiscal year 2014:

SAFETY KPIs	Minimum(1)	Expected	Maximum(2)
BSI	0.16	0.11	0.08
Performance Score	0.050	0.125	0.250
BAIR
Consolidated Corporate	2.52	1.25	0.0
Business Units (not Bristow Academy)	0.97	0.49	0.0
Bristow Academy	12.80	6.40	0.0
Performance Score	0.050	0.125	0.250

(1)	Performance resulting in safety KPIs worse than the minimum amounts set forth above will result in a performance score of zero and no payment being provided for that portion of the incentive award.
(2)	Performance resulting in safety KPIs better than the maximum KPIs set forth above will result in the highest applicable performance score being applied to that portion of the incentive award.